EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $1.5 Million in Net Income Available to Common Stockholders for the Twelve Months Ended December 31, 2010

4TH QUARTER HIGHLIGHTS

  Profitability of $195,000 during the quarter despite incurring $387,000 in merger and integration expenses.
  Realization of a $193,000 gain on sale of other real estate owned.
  Continued growth in the loan portfolio while maintaining superior credit quality metrics with non-performing assets to total assets of 0.96% at December 31, 2010
  Completion of the Proxy Statement and submission to stockholders for approval of the pending Maryland Bankcorp, Inc. acquisition and merger.

2010 HIGHLIGHTS

  Full year net income available to common shareholders of $1.5 million.
  Announcement of the pending acquisition/merger of Maryland Bankcorp, Inc.
  13.06% growth in the loan portfolio.
  Net interest margin of 3.86%

BOWIE, Md., Feb. 16, 2011 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported for the twelve months ended December 31, 2010 that net income available to common stockholders of $1.5 million, after inclusion of $574,369 in merger and integration expenses, remained comparable to the twelve months ended December 31, 2009. Earnings per basic and diluted common share were $0.39 and $0.38, respectively, for the twelve months ended December 31, 2010 and $0.40 for the same period in 2009.

Mr. Cornelsen said "2010 was a year of incredible accomplishments as we announced the pending acquisition/merger of Maryland Bankcorp, Inc. and made significant progress towards enhancing the value of our franchise. I am happy to report that the stockholders of both companies approved the merger in January 2011 and we are currently working to obtain regulatory approval. This acquisition will create the sixth-largest independent commercial bank based in Maryland, with assets of more than $750 million and with 20 full service branches serving five counties.  I am very happy to report that we were able to increase operating earnings even though we expended significant resources and energies towards completing the acquisition/merger. Inclusive of tax adjustments, these expenses negatively impacted net income available to common stockholders approximately $400,000. We also improved operating performance in spite of adding two new branches to our network in July and September of 2009 and the Greenbelt lending team during the last week of December 2009. We believe that our prior investments in talent and infrastructure will allow us to achieve our goal of becoming the premier community bank east of Washington, D.C. and that the experience of our team will allow us to successfully integrate the two banks."

The continued profitability of the company was primarily the result of a $2.1 million increase in net interest income resulting from a $1.4 million increase in total interest revenue and a $637,091 decrease in total interest expense. The increase in total interest revenue derived primarily from the $30.8 million or 12.21% growth in average net loans. These improvements were offset by a $182,000 increase in the provision for loan losses.

These improvements in interest income were also offset by a $467,765 decrease in non-interest revenue and a $2.1 million increase in non-interest expense.  Non-interest revenue declined during the twelve month period primarily because of an approximately $287,000 decline in rent and other revenue from our investment in Pointer Ridge Office Investment, LLC and a $158,551 decline in gain on sales of investment securities. During 2009, Pointer Ridge produced $567,000 in rental income that is included in other fees and commissions. As we previously reported, approximately $300,000 of that amount derived from a non-recurring lease termination fee. The absence of the lease termination fee in 2010 and the subsequent loss of additional tenants in spaces that Old Line Bank and Pointer Ridge lease to tenants were the major causes of the decline in non-interest revenue. We also did not sell any investments during the twelve months ended December 31, 2010 which contributed to the decline in non-interest revenue. These declines were partially offset by a $192,724 gain on the sale of other real estate owned. As previously mentioned, the two new branches that we opened in 2009 and the addition of the Greenbelt lending team were the primary causes of the increase in non-interest expense as well as costs associated with the transfer of other real estate owned.

For the three month period ended December 31, 2010, net income inclusive of non-operating items, primarily merger and integration expenses, declined $270,765. Earnings per basic and diluted common share were $0.05 for the three month period ended December 31, 2010 compared to $0.12 for the three month period ended December 31, 2009. During the three month period ended December 31, 2010, net interest income increased $540.020 or 17.61% as a result of a $411,247 increase in total interest revenue and a $128,773 decrease in total interest expense. Total interest revenue increased primarily as a result of an approximately $32.6 million increase in average net loans outstanding. Non-interest revenue increased $172,055 primarily because of a $192,724 gain on sale of other real estate owned. This gain was partially offset by modest declines in the other components of non-interest revenue. Merger expenses of $387,244 were a major contributor to the increase in non-interest expense. Salaries, employee benefits, equipment, data processing and other operating expenses increased primarily because of increased operating expenses from the branches and the new Greenbelt lending team.

Relative to our peers, our asset quality remains strong. We have three non–accrual loans totaling $2.7 million and two properties in other real estate owned in the amount of $1.2 million. During the 4th quarter of 2010, we added one loan in the amount of $284,011 to non-accrual status and moved one loan in the amount of $553,039 from non-accrual status to other real estate owned. We also sold one property that was previously reported in other real estate owned and recognized a $192,724 gain on the sale. At December 31, 2010, our total non-performing assets as a percentage of total assets were 0.96%. We continue to work diligently towards resolution of all of these loans or properties.

During the three and twelve month periods, we increased our provision for loan losses because we have seen a modest increase in our historical losses over prior periods and some of our borrowers continue to report weaker profitability. Although we continue to believe that the economy has stabilized, we have not seen any significant improvement in the earnings performance of our borrowers. Because we reserved for a significant portion of the charge-offs that occurred in 2010 during 2009, we were well prepared for the charge-offs that we took during 2010. At December 31, 2010, the allowance for loan losses was $2.5 million or 0.82% of gross loans as compared to $2.5 million or 0.93% of gross loans at December 31, 2009. Our non-accrual and past due loans remain statistically low. Based on our history, internal analysis, ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the pending merger with Maryland Bankcorp, Inc., including our expectations regarding the successful integration of the banks, and that the merger will create the sixth-largest independent bank, as well as statements with respect to the adequacy of our loan loss allowance, and that our investment in talent and infrastructure will allow us to achieve our goal of becoming the premier community bank east of Washington, D.C. constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, continued increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

December 31,	2010	2009
	(Unaudited)

Assets
Cash and due from banks	$ 14,325,266	$ 7,402,137
Interest bearing accounts	109,170	3,953,312
Federal funds sold	180,536	81,138
Total cash and cash equivalents	14,614,972	11,436,587
Time deposits in other banks	297,000	15,031,102
Investment securities available for sale	33,049,795	28,012,948
Investment securities held to maturity	21,736,469	5,806,507
Loans, less allowance for loan losses	299,606,430	265,008,669
Restricted equity securities at cost	2,562,750	2,957,650
Premises and equipment	16,867,561	17,326,099
Accrued interest receivable	1,252,970	1,055,249
Prepaid income taxes	189,523	--
Deferred income taxes	265,551	178,574
Bank owned life insurance	8,703,175	8,422,879
Other real estate owned	1,153,039	--
Other assets	1,610,715	1,982,262
Total assets	$ 401,909,950	$ 357,218,526

Liabilities and Stockholders' Equity

Deposits
Non-interest bearing	$ 67,494,744	$ 40,883,419
Interest bearing	273,032,442	245,464,373
Total deposits	340,527,186	286,347,792
Short term borrowings	5,669,332	16,149,939
Long term borrowings	16,371,947	16,454,067
Accrued interest payable	434,656	517,889
Income taxes payable	--	175,543
Other liabilities	1,248,079	941,165
Total liabilities	364,251,200	320,586,395

Stockholders' equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 3,891,705 in 2010, and 3,862,364 in 2009	38,917	38,624
Additional paid-in capital	29,206,617	29,034,954
Retained earnings	7,535,268	6,498,446
Accumulated other comprehensive income	272,956	368,880
Total Old Line Bancshares, Inc. stockholders' equity	37,053,758	35,940,904
Non-controlling interest	604,992	691,227
Total stockholders' equity	37,658,750	36,632,131
Total liabilities and stockholders' equity	$ 401,909,950	$ 357,218,526
Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010 (Unaudited)	2009 (Unaudited)	2010 (Unaudited)	2009
Interest revenue
Loans, including fees	$ 4,340,231	$ 3,961,137	$ 16,599,612	$ 15,304,608
U.S. Treasury securities	--	--	--	7,230
U.S. government agency securities	30,957	33,698	163,787	296,560
Mortgage backed securities	352,883	258,720	1,399,979	1,059,386
Municipal securities	19,699	19,989	79,758	84,797
Federal funds sold	2,413	175	7,255	1,148
Other	39,520	100,737	258,440	342,127
Total interest revenue	4,785,703	4,374,456	18,508,831	17,095,856
Interest expense
Deposits	960,023	1,053,478	3,920,338	4,553,099
Borrowed funds	219,400	254,718	1,022,425	1,026,755
Total interest expense	1,179,423	1,308,196	4,942,763	5,579,854
Net interest income	3,606,280	3,066,260	13,566,068	11,516,002
Provision for loan losses	642,000	140,000	1,082,000	900,000
Net interest income after provision for loan losses	2,964,280	2,926,260	12,484,068	10,616,002

Non-interest revenue
Service charges on deposit accounts	75,070	81,517	306,548	307,012
Net gains on sales of investment securities	--	--	--	158,551
Earnings on bank owned life insurance	82,763	93,228	336,834	376,165
Gain on sale of other real estate owned	192,724	--	192,724	--
Other fees and commissions	134,257	138,014	515,896	978,039
Total non-interest revenue	484,814	312,759	1,352,002	1,819,767
Non-interest expense
Salaries	1,121,952	1,185,468	4,681,679	4,037,027
Employee benefits	297,505	251,390	1,284,993	1,012,014
Occupancy	312,879	312,591	1,296,088	1,085,768
Equipment	104,724	96,133	416,094	354,531
Data processing	126,763	93,058	452,675	340,870
FDIC insurance and state of Maryland assessments	166,544	200,587	527,807	561,850
Merger and integration expenses	387,244	--	574,369	--
Other operating	518,986	399,165	2,175,800	1,864,821
Total non-interest expense	3,036,597	2,538,392	11,409,505	9,256,881
Income before income taxes	412,497	700,627	2,426,565	3,178,888
Income taxes	231,319	243,109	996,750	1,055,522
Net income	181,178	457,518	1,429,815	2,123,366
Less: Net Income (loss) attributable to the noncontrolling interest	(14,290)	(8,715)	(72,849)	87,216
Net Income attributable to Old Line Bancshares, Inc.	195,468	466,233	1,502,664	2,036,150
Preferred stock dividends and discount accretion	--	--	--	485,993
Net income available to common stockholders	$ 195,468	$ 466,233	$ 1,502,664	$ 1,550,157

Basic earnings per common share	$ 0.05	$ 0.12	$ 0.39	$ 0.40
Diluted earnings per common share	$ 0.05	$ 0.12	$ 0.38	$ 0.40
Dividend per common share	$ 0.03	$ 0.03	$ 0.12	$ 0.12
CONTACT:  OLD LINE BANCSHARES, INC.
          CHRISTINE M. RUSH
          CHIEF FINANCIAL OFFICER
          (301) 430-2544